CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the inclusion in this registration statement on Form N-2 (the "Registration Statement") of our report dated October 25, 2000, relating to the financial statements and financial highlights which appear in the August 31, 2000 Annual Report to Shareholders of Liberty Floating Rate Advantage Fund.




PricewaterhouseCoopers LLP
Boston, Massachusetts
December 11, 2000